Exhibit 10 (as)

2012 INVACARE CORPORATION
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
(Effective January 1, 2012; Amended and Restated as of November 17, 2016)

ARTICLE I.
INTRODUCTION

1.1.	Name of Plan.
Invacare Corporation (the “Company”) adopted the 2012 Invacare Corporation Non-Employee Directors Deferred Compensation Plan, effective as of January 1, 2012, and hereby amends and restates it as provided hereunder, effective as of November 17, 2016 (the “Plan”).

1.2.	Purposes of Plan.
The purpose of the Plan is to provide the non-employee Directors of the Company the opportunity to defer receipt of a portion or all of their Fees and RSUs.

1.3.	Effective Date.
The Company maintains the Invacare Corporation Outside Directors Elective Stock Option Plan (“Prior Plan”) which relates to certain deferred compensation amounts which were deferred prior to December 31, 2011. Such amounts remain subject to all terms and provisions of the Prior Plan which are not intended to be modified by the terms hereof, or otherwise materially modified.
The Company established the 2012 Invacare Corporation Non-Employee Directors Deferred Compensation Plan, effective January 1, 2012, which relates to amounts earned and deferred after December 31, 2011 (and to elections made in 2011 to defer amounts related to 2012). The Plan is effective as of January 1, 2012 and has been amended and restated as of November 17, 2016.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION

2.1	Definitions.
For purposes of the Plan, defined terms shall have the same meaning as is generally set forth in the DC Plus Plan, except as set forth below or unless their context clearly requires a different meaning:
(a)    “Account” means the bookkeeping account or accounts maintained by the Company to reflect the Participant's Deferrals for all Deferral Periods, together with all earnings, gains and losses thereon, but shall be divided into such subaccounts as are needed to administer the Plan.
(b)    “Beneficiary” means the person or persons designated by the Participant in accordance with Section 6.3 or, in the absence of an effective designation, the person or entity described in Section 6.4.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Committee” means the Compensation and Management Development Committee of the Board, which shall administer the Plan in accordance with Section 7.1
(e)    “DC Plus Plan” means the Invacare Corporation Deferred Compensation Plus Plan.
(f)    “Deferral Period” means the period of time for which a Participant elects to defer the receipt of Fees earned for specific Plan Year or the settlement of RSUs that are granted during such Plan Year.
(g)    “Deferrals” means the total amount of Fees or percentage of RSUs deferred by a Participant with respect to a Plan Year.
(h)    “Fees” means the annual retainer payable to a Director for his or her services rendered to the Company, as well as additional fees paid for serving as a committee chairperson at any time during the year, but shall not include separate or ad hoc meeting fees or fees for serving as the chairperson of a special or ad hoc committee.
(i)    “Participant” means each non-employee Director who has become a Participant pursuant to Article III and who retains an Account under this Plan.
(j)    “Participation and Deferral Election Form” means the written election form pursuant to which the Participant elects to participate in the Plan and makes certain other elections, as set forth in Section 3.2.
(k)    “RSU” means a restricted stock unit granted under a Shareholder Approved Plan.
(l)    “Separation” means the good-faith and complete termination of the relationship between the Director and the Company within the meaning of Code Section 409A, whether resulting from resignation, expiration of the Director's term as Director without re-election to the Board or otherwise.
(m)    “Shareholder Approved Plan” means the Invacare Corporation 2013 Equity Compensation Plan, as amended from time to time, or any similar equity compensation plan of the Company that is adopted by the Company for the purpose of superseding or replacing the Invacare Corporation 2013 Equity Compensation Plan, which plan has been approved by the shareholders of the Company in accordance with applicable law and stock exchange rules.
(n)    “Stock Account” has the meaning set forth in Section 5.3(ii).
(o)    “Valuation Date” means the last business day of each calendar quarter.

ARTICLE III.
PARTICIPATION AND ELIGIBILITY

3.1	Eligible Directors.
Any non-employee Director of the Board may become a Participant for any Plan Year in which he or she is serving as a Director by completing, prior to the beginning of such Plan Year (and otherwise in accordance with Section 5.3), a Participation and Deferral Election Form agreeing to become a Participant for such year and agreeing to be bound by the terms of the Plan as set forth in Section 3.2. Such Form will be irrevocable as of the December 31 immediately preceding the Plan Year to which it relates and shall be effective as of January 1 of the Plan Year to which it relates. If a non-employee Director fails to timely complete a Participation and Deferral Election Form for a Plan Year, the Director shall be deemed to have elected not to make Deferrals for such Plan Year.

3.2.	Participation.
At a minimum, a Participation and Deferral Election Form for a Plan Year shall contain the Participant's agreement to become a Participant and be bound by the terms of the Plan, and shall provide for (i) the amount or percentage of Fees to be deferred for the Plan Year, (ii) the percentage of RSUs granted during the Plan Year that are to be deferred, (iii) the Deferral Period for the Deferrals for such Plan Year, and (iv) the Participant's investment election made in accordance with Section 5.3, but may contain such additional or differing terms as the Committee determines to be appropriate with respect to any one or more Participants.
ARTICLE IV.
CONTRIBUTIONS AND VESTING

4.1.	Deferrals by Participants.
A Participant shall be entitled to defer:
(i) any whole percentage of his or her Fees, up to 100% of his or her Fees for a Plan Year; and
(ii) any whole percentage of the RSUs, to 100%, granted to him or her during a Plan Year; provided, however, that any fractional RSU shall be rounded up to the next whole RSU.

4.2.	Election of Deferral Periods.
An election to make Deferrals for a Plan Year shall specify the Deferral Period applicable to such amounts. Any election to make a Deferral shall be made, and become irrevocable, prior to the Plan Year in which the applicable Fees are earned or the applicable RSUs are granted.
Generally, the Deferral Period for a Participant’s Deferral of Fees and/or RSUs will end upon the date of the Participant’s Separation. However, a Participant may elect for the Deferral Period to end on a specified future date provided such date occurs prior to his or her Separation.

Any date specified by a Participant shall occur no sooner than two (2) full Plan Years and no later than ten (10) full Plan Years following the Plan Year to which such Deferral relates.
Deferrals will be credited to the Account of each Participant as soon as reasonably practicable following the date such amounts otherwise would have been paid to or settled with the Participant.

4.3.	Modification or Revocation of Election by Participant.
Subject to Section 4.4 or as otherwise required or permitted by law, a Participant may not prospectively change the amount of his or her Deferrals for a particular Plan Year during such Plan Year. Unless required or permitted by law, under no circumstances may a Participant's Participation and Deferral Election Form for a Plan Year be made, modified or revoked retroactively.

4.4.	Suspension of Contributions.
Anything contained herein to the contrary notwithstanding, if a Participant receives a distribution from the Plan due to an unforeseeable emergency pursuant to Section 6.5, any existing deferral election(s) made under the Plan shall be cancelled. Any future deferral election made under the Plan shall apply only to Fees that otherwise would be payable at least six (6) months after receipt of such distribution or RSUs that otherwise would be granted at least six (6) months after receipt of such distribution.

4.5.	Vesting.
A Participant shall be 100% vested at all times in his or her Deferrals and any earnings attributable thereto.
ARTICLE V.
ACCOUNTS

5.1.	Establishment of Bookkeeping Accounts.

A separate bookkeeping Account or Accounts shall be maintained for each Participant. Such Account(s) shall be credited with the Deferrals made by the Participant pursuant to the Plan and charged with distributions made to or with respect to a Participant.

5.2.	Subaccounts.
Within each Participant's bookkeeping Account, separate subaccounts shall be maintained to the extent necessary or desirable for the administration of the Plan, including but not limited to subaccounts to reflect each Deferral Period ending on a different date.

5.3.	Earnings Elections.
With respect to Deferrals of Fees, a Participant shall elect that his such Deferrals with respect to a Plan Year shall be allocated either to:

(i)	An interest-bearing subaccount providing for interest at a rate specified by the Committee from time to time. As of the Effective Date, the interest rate shall be 0% compounded annually; or

(ii)
A stock unit subaccount (a “Stock Account”) under which the Participant shall be credited with a number of full and partial stock units (calculated to the nearest hundredths of a share) equal to the amount of the Participant's Deferrals divided by the closing price of one common share of Invacare Corporation at the close of business on the day the Deferral otherwise would have been paid (or the next preceding trading day if such day is not a trading day). In addition, the stock unit subaccount shall be credited from time to time with a number of additional stock units equal to the number of shares that would have been purchased by any dividends that would have been paid on the number of shares equivalent to such units on the date such dividends are paid. All such units shall be calculated to the nearest hundredths of a share.

Any Deferrals of RSUs will be credited to a Stock Account similar to the account described in Section 5.3(ii) above, including, without limitation, the crediting of additional stock units based on dividends paid while the RSUs are deferred hereunder.
Any election to defer Fees to a Stock Account shall be made only during such times as the Company's Insider Trading Policy would permit an insider to trade in Company stock. Furthermore, such election shall be completed at a time when the Participant is not aware of any material nonpublic information concerning the Company or its securities and shall contain representations, warranties and covenants of the Participant to the Company to the effect that (x) as of the date thereof, the Participant is not aware of any material nonpublic information concerning the Company or its securities; (y) the Participant is entering into the election to allocate Deferrals to the stock unit subaccount in good faith, with the intent that the election contemplated thereby complies with the affirmative defense established by Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended, and not as part of a plan or scheme to evade compliance with the federal securities laws; and (z) while such stock unit subaccount continues to be held in the name of the Participant, the Participant will not (A) enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by such election or (B) attempt to further exercise any influence over how, when or whether such Deferrals are allocated with respect to Company securities. Any stock units or shares of Invacare Corporation common stock credited and/or issued to the Participant pursuant to the Plan shall be deemed credited and/or issued pursuant to the Shareholder Approved Plan, subject to and in accordance with the terms and conditions of the Shareholder Approved Plan.
A Participant's Account shall be adjusted as of each Valuation Date to reflect, as applicable, interest earned since the last Valuation Date or changes in the value of Invacare common stock, as well as any additional stock units credited pursuant to the second sentence of Section 5.3(ii).
The hypothetical investment alternatives and the procedures relating to the election of such investments, other than those set forth in this Section, shall be determined by the Committee from time to time.

5.4.	Hypothetical Accounts and Creditor Status of Participants.
The Accounts established under this Article V shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The payments to a Participant, his or her Beneficiary or any other distributee under the cash deferral provisions of the Plan hereunder shall be made from assets of the Company which shall continue, at all times, to be a part of the general unrestricted assets of the Company. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, the Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Except as provided in Section 5.5, nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

5.5.	Investments.
The Company may, in its sole discretion, acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the cash deferral provisions of the Plan. Such policies, annuities, or other acquired assets, shall at all times be and remain unrestricted general property and assets of the Company or property of a trust established pursuant to this Plan. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such policies, annuities or other acquired assets. Furthermore, the Company may establish a trust to hold such policies, annuities or other acquired assets, to be used to make, or reimburse the Company for, payments to the Participants or Beneficiaries of all or part of the benefits under this Plan, provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency. In the event that a trust is established under this section, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or Beneficiary made by the trust shall satisfy the Company's obligation to make such payment to such person.
ARTICLE VI.
PAYMENT OF ACCOUNT

6.1.	Timing and Form of Distribution of Accounts.
(a) Subject to Section 6.7 below and except as provided in Section 6.1(b) below, a Participant’s Deferrals of Fees and RSUs will be distributed to the Participant as soon as practicable (but not later than ninety (90) days) following the date of his or her Separation.
(b)     If a Participant elects for a Deferral Period to end on a specified date and the Participant does not incur a Separation prior to such specified date, distribution of the Deferrals for the applicable Plan Year shall be made in a single lump sum as soon as practicable (but no later than ninety (90) days) after the specified date. If a Participant incurs a Separation prior to a date specified in his or her Deferral, the applicable Deferrals will be distributed in accordance with Section 6.1(a) above.
(c)     All Deferrals allocated to subaccounts other than a Participant's Stock Account shall be paid in cash. All Deferrals allocated to a Participant's Stock Account for a Deferral Period pursuant to Section 5.3 that are distributable upon expiration of such Deferral Period shall be paid in an equivalent number of fully paid and non-assessable common shares of Invacare Corporation; provided, however, that any partial shares attributable to any distribution shall be rounded up or down to the nearest whole share.
(d)     Notwithstanding anything herein to the contrary, in the event a Participant should die, whether before or after his or her Separation, all amounts credited to his or her Account shall be paid to the Participant's Beneficiary in a lump sum in the form it otherwise would have been paid to the Participant within ninety (90) days of the date of death; provided that if death occurs in the last calendar quarter of the year, distribution shall be made in the first quarter of the following year.

6.2.	Valuation Upon a Distribution.
For purposes of any distributions hereunder, the value of a Participant's Account shall be determined as of the close of business on the last business day preceding the date such distribution is to be made.

6.3.	Designation of Beneficiaries.
Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in such form as prescribed by the Committee and will be effective only when filed with the Company during the Participant's lifetime. Except as provided below, any designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Company. The filing of a new designation shall cancel all designations previously filed.

6.4.	No Beneficiary Designation.
If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's Account, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)	The Participant’s surviving spouse;

(b)
The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s parents;

(d)	The Participant’s estate.

6.5.	Withdrawals for Unforeseeable Emergency.
A Participant may apply in writing to the Committee for, and the Committee may permit, a withdrawal of all or any part of a Participant’s Account, together with all earnings, gains and losses thereon, if the Committee, in its sole discretion, determines that the Participant has incurred an unforeseeable emergency, as such term is defined in Code Section 409A. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the unforeseeable emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a withdrawal on account of an unforeseeable emergency to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based and the unavailability of other resources with which the Participant may relieve the unforeseeable emergency.

6.6.	Withholding.
All distributions shall be subject to any legally required income and employment tax withholding. All Deferrals shall be determined net of any required tax or other withholdings (including, without limitation, withholdings for FICA tax).
6.7. Specified Employee.
 Notwithstanding any other payment schedule provided herein to the contrary, if a Participant is identified on the date of his or her Separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” such payment shall not be made until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation and (ii) the date of the Participant’s death to the extent required under Code Section 409A.
ARTICLE VII.
ADMINISTRATION

7.1.	Committee.
The Plan shall be administered by the Committee in accordance with rules and procedures comparable to the rules of administration set forth in the DC Plus Plan, including but not limited to the power to interpret the Plan and to resolve ambiguities, inconsistencies and omissions, to determine any questions of fact, to determine the right to benefits of and the amount of benefits, if any, payable to any person, and otherwise to resolve all questions arising under the Plan. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. No member of the Committee who is a Participant shall participate in any matter relating to his or her particular status as a Participant or his or her particular rights or entitlement to benefits as a Participant.

7.2.	Indemnification of Committee.
The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
ARTICLE VIII.
AMENDMENT AND TERMINATION

8.1.	Power to Amend or Terminate.
The Company reserves the right, by action of the Committee in its sole discretion, to retroactively or prospectively amend, modify or terminate this Plan at any time.

8.2.	Distribution Upon Plan Termination.
In the event the Plan is terminated in the manner permitted under Section 8.1, no liquidation and payment of benefits shall necessarily occur as a result of the termination; provided, however, that the Committee may, in its discretion, provide by amendment to the Plan for the liquidation and termination of the Plan in a manner consistent with any applicable requirements of Code Section 409A.
ARTICLE IX.
MISCELLANEOUS

9.1	Non-Assignability of Benefits.
No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

9.2	Governing Laws.
All provisions of the Plan shall be construed in accordance with the internal laws (but not the choice of laws) of Ohio, except to the extent preempted by federal law.

9.3	Miscellaneous.
This Plan shall be binding on each Participant and his or her heirs and legal representatives and on the Company and its successors and assigns. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

9.4	Entire Agreement; Severability.
This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. The Plan, together with any Participation and Deferral Election Forms, constitute the entire agreement between the parties with respect to the subject matter hereof. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.5	No Guaranty of Tax Consequences.
While the Company has established, and will maintain, the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law.
It is the intention and purpose of the Company that this Plan shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.
IN WITNESS WHEREOF, the Company has caused this Plan to be signed as of the __ day of November, 2016.

INVACARE CORPORATION

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By:
Its: